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                                                               *CUSIP 501044BE0

                             NOTICE OF REDEMPTION
                               TO THE HOLDERS OF
                                THE KROGER CO.
             6 3/8% CONVERTIBLE JUNIOR SUBORDINATED NOTES DUE 1999

  NOTICE IS HEREBY GIVEN THAT, pursuant to the provisions of Section 1101 of the Indenture Dated as of December 1, 1992 between The Kroger Co. and Chemical Bank, as Trustee, that the Company has elected to redeem and will redeem on September 5, 1995, (the "Redemption Date") at a redemption price of 104.554% of the principal amount thereof, plus accrued interest thereon from June 1, 1995 to the Redemption Date (the "Redemption Price"), all of the above-captioned Notes.

                  ALTERNATIVES AVAILABLE TO HOLDERS OF NOTES

  Holders of the Notes have the following alternatives (in addition to any other disposition of the Notes):

    1. CONVERSION. Prior to the close of business on September 5, 1995, holders may convert their Notes into the Company's Common Stock, par value $1.00 per share, at the rate of $18.68 per share of Common Stock.

    2. REDEMPTION. Holders may surrender their Notes for redemption for the Redemption Price.

  UNDER THE FOREGOING ALTERNATIVES, BASED UPON THE CLOSING PRICE OF THE COMMON STOCK AS REPORTED ON THE NEW YORK STOCK EXCHANGE COMPOSITE TAPE ON AUGUST 3, 1995, OF $32, A HOLDER WHO CONVERTED $1,000 PRINCIPAL AMOUNT OF NOTES ON THAT DATE WOULD HAVE RECEIVED COMMON STOCK (AND CASH IN LIEU OF ANY FRACTIONAL SHARE) HAVING A MARKET VALUE OF $1,713. SO LONG AS THE MARKET PRICE OF THE COMMON STOCK IS GREATER THAN $19.84 PER SHARE AT THE TIME OF CONVERSION, A HOLDER WHO CONVERTS HIS OR HER NOTES WILL RECEIVE COMMON STOCK AND CASH IN LIEU OF ANY FRACTIONAL SHARE WITH A MARKET VALUE GREATER THAN THE AMOUNT OF CASH RECEIVABLE UPON REDEMPTION OF THE NOTES. THE PRICE OF THE COMMON STOCK RECEIVED UPON CONVERSION, HOWEVER, IS SUBJECT TO FLUCTUATION AND THE HOLDER MAY INCUR VARIOUS TRANSACTION COSTS IF SUCH COMMON STOCK IS SOLD IN THE MARKET. HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

CONVERSION OF THE NOTES

  At the option of the Holder, the Notes (or any portion thereof which is $1,000 or an integral multiple thereof) may be converted into the Common Stock of the Company at a conversion price of $18.68 per share of Common Stock or approximately 53.5 shares of Common Stock for each $1,000 principal amount of Notes.

  The Notes are currently held in book-entry form through the facilities of The Depository Trust Company (the "Depository"). Accordingly, in order for a beneficial owner of an interest in a Note to exercise such person's conversion rights, such person must comply with the procedures of the Depository, if a participant in the Depository (a "Participant"), or if such person is not a participant in the Depository, through the procedures of the participant through which such person owns its interest in the Notes to effect a conversion. The Indenture requires that this notice contain an address for surrender of Notes for redemption or conversion, which address is Chemical Bank, Room 234-North Building, Corporate Trust Securities Window, 55 Water Street, New York, New York 10041; however since the Depository is the only holder of a physical Note, this address is for use by the Depository only.

  Any portion of a Note that is not converted will be redeemed as described below. The right to convert the Notes shall expire at the close of business on September 5, 1995.

REDEMPTION OF THE NOTES

  Any Notes not converted on or before 5:00 P.M., Eastern Daylight Time, on September 5, 1995 will be redeemed on such date.

  On the Redemption Date, the Notes will become and be due and payable.
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*  This CUSIP number has been assigned to this issue by an organization not affiliated with the Trustee or the Company and is included solely for the convenience of the Noteholders. Neither the Company, nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to its correctness on the Notes or as indicated in any redemption notice.

  From and after the Redemption Date, interest on the Notes shall cease to accrue.

                             FOR INFORMATION CALL
                             HILL & KNOWLTON, INC.
                             466 LEXINGTON AVENUE
                           NEW YORK, NEW YORK 10017
                           TELEPHONE: 212--885-0555

                                                  THE KROGER CO.
                                             By: Chemical Bank, as Trustee

Dated: August 4, 1995